NEWS RELEASE for April 8, 2009

Contact:	Dina Masi, CFO
Integrated BioPharma, Inc.
Investors@ibiopharma.com
888.319.6962

INTEGRATED BIOPHARMA, INC. ANNOUNCES RESIGNATION OF
CHIEF EXECUTIVE OFFICER

HILLSIDE, NJ, April 8, 2009 -- Integrated BioPharma, Inc. (the “Company”) (INBP.PK) today announced the resignation of Jeffrey R. Leach as the Company’s Chief Executive Officer and President. Mr. Leach also resigned as a director of Integrated BioPharma, Inc. and his director and officer positions with its subsidiaries. Mr. Leach will continue to be employed by the Company as a special project manager. On April 7, 2009, the Board appointed Mr. Kay to serve as the Company’s CEO and President, in addition to his role as the Company’s Chairman of the Board.

About Integrated BioPharma, Inc.
Integrated BioPharma, Inc. (“Integrated BioPharma”) is a unique grouping of companies presently serving the varied needs of the health care industry.  Through its core nutraceutical business, the Company creates, develops, manufactures and markets products worldwide.  Through its subsidiary, AgroLabs, Inc., Integrated BioPharma distributes and markets healthful nutritional products under the following brands: Naturally Aloe, Naturally Noni, Naturally Pomegranate, Naturally Thai Mangosteen and most recently, Naturally Superberry Upgrade among various other nutritional products. Additionally, through its subsidiary, InB:Manhattan Drug Company, Integrated BioPharma manufactures vitamins and nutritional supplements for sale to distributors, multilevel marketers and specialized health-care providers.  Further information is available at www.integratedbiopharma.com.

Statements included in this release related to Integrated BioPharma, Inc. may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects. Further information on potential risk factors that could affect the Company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.